Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Mesa Laboratories, Inc. on Form S-3 of our reports dated June 1, 2021 on the consolidated financial statements, except for Notes 1 and 16 as to which the date is March 30, 2022, and the effectiveness of internal control over financial reporting of Mesa Laboratories Inc., appearing in the Annual Report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Plante & Moran, PLLC

Denver, Colorado

April 5, 2022